<SEQUENCE>2
[DESCRIPTION]SUPPLEMENTARY TRUST DATA


                            Supplementary Trust Data




l.  The total amount of cash distributed to Certificateholders in l997, per $l,000
      of Certificates...................................................................$   579.4040


2.  The total amount of the distribution set forth in paragraph l which represents
      principal payments on the Certificates............................................$   531.7702


3.  The amount of outstanding balances in the Accounts which were 30 or more days delinquent as of the end of the December l997 Monthly Period......................$ 63,063,455


4.  The total amount of the Monthly Servicing Fee paid to the Servicer by the Trust in l997..............................................................$ 26,263,114



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